Exhibit 99.1

Tetraphase Pharmaceuticals Reports First Quarter 2019 Financial Results and

Highlights Recent Corporate Developments

-Company to Hold Conference Call Today at 4:30 PM ET-

WATERTOWN, Mass., May 8, 2019 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a biopharmaceutical company focused on developing and commercializing novel tetracyclines to treat serious and life-threatening conditions including multidrug-resistant (MDR) infections, today reported financial results for the first quarter ended March 31, 2019, provided an overview of recent achievements, and highlighted key milestones for 2019.

“During the first quarter, interest in XERAVATM (eravacycline) grew significantly among physicians in U.S. hospitals and healthcare institutions,” said Guy Macdonald, President and Chief Executive Officer of Tetraphase. “We are continuing to see hospital sales driving XERAVA’s growth because of its broad spectrum of coverage against Gram-positive and Gram-negative bacteria, as well as anaerobes, making it particularly useful for first-line empiric treatment of complicated intra-abdominal infections (cIAI). We are especially pleased that XERAVA has been added to more than 200 formularies at top-prescribing hospitals, including some large integrated delivery networks, and we are on track to complete 400 formulary reviews by mid-year.”

Mr. Macdonald continued, “Beyond XERAVA, we presented data on TP-2846, our new candidate for treatment of acute myeloid leukemia (AML), at the American Association for Cancer Research (AACR) Annual Meeting last month. We are encouraged by TP-2846’s novel mechanism of action, which we believe has the potential to treat AML regardless of mutation status. We look forward to providing a future update once toxicology studies are complete. Additionally, we are awaiting the results of our bronchopulmonary disposition study for TP-6076, targeted against Acinetobacter baumannii and other MDR pathogens, which we expect to be completed in the second half of this year.”

Key Milestones for 2019

•	Complete 400 formulary reviews for XERAVA by mid-year

•	Complete bronchopulmonary disposition study for TP-6076 – 2H 2019

•	Announce next steps for TP-2846 and TP-271 – 2H 2019

First Quarter and Recent Highlights

•	Continued to Progress Launch of XERAVA in U.S. Hospitals With High Antibiotic Usage

The salesforce continues to focus on Tier 1 institutions, which are the highest users of antibiotics defined by days of therapy and is now also focusing their efforts on Tier 2 institutions. Together these constitute approximately 90 percent of the Gram-negative market. Beyond engaging with 100 percent of the Tier 1 institutions by the end of 2018, the salesforce completed outreach to 100 percent of Tier 2 institutions by the end of the first quarter of 2019. The reorder rate for XERAVA was greater than 55 percent as of the end of the first quarter and approximately 400 formulary reviews are planned to be complete by mid-year 2019.

•	Presented New Preclinical Data on TP-2846 for AML at the 2019 AACR Annual Meeting

In April, Tetraphase presented three posters on TP-2846, the Company’s new pipeline candidate for AML, at the 2019 AACR Annual Meeting. The poster presentations included in vitro and in vivo data supporting TP-2846’s potential as a novel tetracycline antileukemia agent with a new mechanism of action. Data showed antiproliferative activity against AML cell lines in vitro and in vivo in xenograft models, and against bone marrow samples from AML patients in ex vivo assays, including cell lines resistant to anthracyclines, cytarabine and venetoclax.

•	First Patient Dosed in Phase 3 Clinical Trial of Eravacycline for cIAI in China

Everest Medicines Limited, which has the exclusive license to develop and commercialize eravacycline in China, dosed the first patient in its Phase 3 clinical trial of eravacycline for cIAI in China. The Phase 3, randomized, multicenter, double-blind, double-dummy, parallel-group, controlled study is designed to evaluate the efficacy, safety and tolerability of eravacycline versus ertapenem for the treatment of cIAI in hospitalized adult patients.

•	Presented XERAVA, TP-271 and TP-6076 Data at the 29th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID)

In April, Tetraphase presented data at the 29th ECCMID including clinical isolates from samples collected from European hospitals in 2017 and in vitro activity of XERAVA and comparators against Gram-negative and Gram-positive bacteria. In addition, the safety, tolerability and pharmacokinetic results from the multiple-ascending dose study of TP-271 were highlighted, as well as in vivo efficacy of TP-6076 in murine thigh and lung infection models challenged with Acinetobacter baumannii.

•	Sixteen Abstracts Selected for Poster Presentations at Upcoming Medical Meetings

XERAVA, TP-271 and TP-6076 will be highlighted at upcoming meetings including the 22nd Annual Making a Difference in Infectious Diseases (MAD-ID) Meeting; the 2019 Surgical Infection Society (SIS) Congress; and American Society for Microbiology (ASM) Microbe 2019. Specifically, five abstracts have been accepted for poster presentations at the 22nd MAD-ID Meeting including data on the efficacy of XERAVA in high-risk cIAI subgroups, as well as on the efficacy of XERAVA against Enterobacteriaceae and Acinetobacter baumannii, including MDR isolates. Four posters will be presented at the SIS Congress including surveillance data and factors that impact duration of antibiotic therapy with XERAVA. Finally, at ASM Microbe 2019, seven posters will be presented. This includes five posters on XERAVA, one of which highlights the activity of cefiderocol, ceftazidime-avibactam, and XERAVA against carbapenem-resistant E. coli isolates from the U.S. Two additional posters on the pharmacokinetics and efficacy of TP-6076 in animal models also will be highlighted.

First Quarter 2019 Financial Results

As of March 31, 2019, Tetraphase had cash and cash equivalents of $87.6 million and 53.7 million shares outstanding. The Company expects that its cash and cash equivalents, as well as expected revenue, will be sufficient to fund operations into the third quarter of 2020.

For the first quarter of 2019, Tetraphase reported a net loss of $19.5 million, or $0.36 per share, compared to a net loss of $21.6 million, or $0.42 per share, for the same period in 2018.

Total revenues were $1.3 million for the first quarter of 2019, compared to $1.9 million for the same period in 2018. Total revenues for the first quarter of 2019 consisted of XERAVA product revenue of $341,000 as well government contract revenue of $932,000. The decrease in total revenues for the first quarter of 2019 compared to the same prior-year period was primarily due to a decrease in government revenue offset in part by XERAVA revenue.

Research and development (R&D) expenses for the first quarter of 2019 were $6.7 million, compared to $18.1 million for the same period in 2018. The decrease in R&D expenses for the first quarter of 2019 compared to the same prior-year period was primarily due to lower clinical trial costs associated with the IGNITE Phase 3 clinical trial program, which concluded in the first quarter of 2018, and lower license and milestone payments to Harvard University that occurred in the first quarter of 2018.

Selling, general and administrative (SG&A) expenses for the first quarter of 2019 were $13.3 million, compared to $5.7 million for the same period in 2018. This increase in SG&A expenses for the first quarter of 2019 compared to the same prior-year period was primarily due to an increase in commercial-related expenses for XERAVA.

Conference Call and Webcast Information

Tetraphase will host a conference call today at 4:30 p.m. ET to discuss its financial results and provide an update on the Company. The call can be accessed by dialing 844-831-4023 (U.S. and Canada) or 731-256-5215 (international) and entering conference ID number 2794213. To access the live audio webcast, visit the “Investors – Events & Presentations” section of the Tetraphase website at www.tphase.com.

A replay of the conference call will be available from 7:30 p.m. ET on Wednesday, May 8, 2019, through 7:30 p.m. ET on Wednesday, May 15, 2019 by dialing 855-859-2056 (U.S. and Canada) and 404-537-3406 for (international) callers. The conference ID number is 2794213. A replay of the webcast will be available by visiting Tetraphase’s website.

About XERAVATM

XERAVA (eravacycline for injection) is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. It is approved for use in the U.S. and Europe. XERAVA was investigated for the treatment of complicated intra-abdominal infections (cIAI) as part of the Company’s IGNITE (Investigating Gram-Negative Infections Treated with Eravacycline) Phase 3 program. In the first pivotal Phase 3 trial in patients with cIAI, twice-daily intravenous (IV) XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to ertapenem and was well-tolerated. In the second Phase 3 clinical trial in patients with cIAI, twice-daily IV XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to meropenem and was well-tolerated. In both trials, XERAVA achieved high cure rates in patients with Gram-negative pathogens, including resistant isolates.

XERAVATM Important Safety Information

XERAVA is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections in patients 18 years of age and older.

XERAVA is not indicated for the treatment of complicated urinary tract infections.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XERAVA and other antibacterial drugs, XERAVA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

XERAVA is contraindicated for use in patients with known hypersensitivity to eravacycline, tetracycline-class antibacterial drugs or to any of the excipients. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with XERAVA.

The use of XERAVA during tooth development (last half of pregnancy, infancy and childhood to the age of eight years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of XERAVA during the second and third trimester of pregnancy, infancy and childhood up to the age of eight years may cause reversible inhibition of bone growth.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis.

The most common adverse reactions observed in clinical trials (incidence ≥ 3%) were infusion site reactions, nausea, and vomiting.

XERAVA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased blood urea nitrogen, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with XERAVA. Discontinue XERAVA if any of these adverse reactions are suspected.

To report SUSPECTED ADVERSE REACTIONS, contact Tetraphase Pharmaceuticals Inc., at 1-833-7-XERAVA (1-833-793-7282) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full prescribing information for XERAVA.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc., is a biopharmaceutical company using its proprietary chemistry technology to create novel tetracyclines for serious and life-threatening conditions, including bacterial infections caused by many of the multidrug-resistant bacteria highlighted as urgent public health threats by the World Health Organization and the Centers for Disease Control and Prevention. The Company has created more than 3,000 novel tetracycline compounds using its proprietary technology platform. Tetraphase’s lead product XERAVATM is approved for the treatment of complicated intra-abdominal infections by the U.S. Food and Drug Administration and the European Medicines Agency. The Company’s pipeline also includes TP-271 and TP-6076, which are in Phase 1 clinical trials, and TP-2846, which is in preclinical testing for acute myeloid leukemia. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, including our key milestones for 2019 and our anticipated cash runway, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether preclinical data is indicative of expected clinical data; our cash resources and the expected revenue will be sufficient to fund our operations in the future; our product candidates will succeed in clinical trials; even if such clinical trials are successful, whether we may ever achieve regulatory approval of such product candidates; and other clinical, regulatory and commercial risk factors discussed in the “Risk Factors” section of our annual report on Form 10-K for the period ended December 31, 2018, filed with the Securities and Exchange Commission on March 15, 2019. In addition, the forward-looking statements included in this press release represent our views as of May 8, 2019. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Media and Investor Contact:

Jennifer Viera

jviera@tphase.com

617-600-7040

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenue:
Product revenue, net	$341	$—
Government revenue	932	1,891

Total revenues	1,273	1,891
Expenses:
Cost of revenue – product	164	—
Cost of revenue – intangible asset amortization	98	—
Research and development	6,737	18,127
Selling, general and administrative	13,314	5,705

Total expenses	20,313	23,832

Loss from operations	(19,040)	(21,941)

Other income and expenses
Interest income	507	365
Interest expense	(955)	—

Net loss	$(19,488)	$(21,576)

Net loss per share-basic and diluted	$(0.36)	$(0.42)

Weighted-average common shares used in net loss per share-basic and diluted	53,740	51,601

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$87,559	$107,776
Accounts receivable, net	1,818	2,274
Contract asset	3,000	3,000
Inventory	2,348	748
Prepaid expenses and other current assets	2,411	2,674
Property and equipment, net	1,116	1,121
Operating lease assets	5,896	—
Intangibles assets, net	4,553	4,652
Restricted cash	699	699

Total assets	$109,400	$122,944

Liabilities and Stockholders’ equity
Accounts payable and accrued expenses	$11,949	$14,971
Lease liabilities	6,019	6
Loan payable	28,514	28,291
Other long-term liabilities	—	8
Total stockholders’ equity	62,918	79,682

Total liabilities and stockholders’ equity	$109,400	$122,944